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                                                                    Exhibit 11.1


                                  SYBASE, INC
                                  -----------

                       COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)

                                                                 Quarter Ended March 31,
                                                                 -----------------------
          (In thousands, except for per share data)            1996                    1995
                                                               ----                    ----
Actual weighted average shares
outstanding for the period:
      Common stock                                             73,630                  70,009

Dilutive employee stock options
      and warrants (1)                                              0                       0

Weighted average shares in common stock
      equivalents of Powersoft Corporation (2)                      0                       0

                                                              -------                --------
Total common and common
      equivalent shares                                        73,630                  70,009
                                                              =======                ========


Net income (loss)                                             ($6,906)               ($17,436)
                                                              =======                ========


Net income (loss) per share                                    ($0.09)                 ($0.25)
                                                              =======                ========


(1) Computed using the treasury stock method. Not included if anti-dilutive.

(2) On an as converted basis using the merger conversion ratio of 1.6 shares of Sybase, Inc. common stock and equivalents for each share of Powersoft Corporation common stock and equivalents.

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